PROCEPT BIOROBOTICS CORPORATION
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), entered into effective as of July 23, 2025 (the “Execution Date”), is between Larry L. Wood (“Executive”) and PROCEPT BioRobotics Corporation, a Delaware corporation (“PROCEPT” or the “Company”). Executive’s first day of employment with the Company will be September 2, 2025 (the “Effective Date”).
WHEREAS, the Company desires to assure itself of the services of Executive by engaging Executive to perform services as an employee of the Company under the terms hereof;
WHEREAS, Executive desires to provide services to the Company on the terms herein provided; and
WHEREAS, the Company and Executive desire to execute this Agreement to reflect Executive’s employment with the Company commencing on the Effective Date.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereto agree as follows:
1.Employment.
(a)General. The Company shall employ Executive upon the terms and conditions provided herein effective as of the Effective Date.
(b)Position and Duties. Effective as of the Effective Date, Executive: (i) shall serve as the Company’s sole Chief Executive Officer of the Company and will be its most senior executive officer, with responsibilities, duties, and authority usual and customary for such position, subject to direction by the Board of Directors of the Company (the “Board”) (ii) shall report directly to the Board; and (iii) agrees promptly and faithfully to comply with all present and future policies, requirements, rules and regulations, and reasonable directions and requests, of the Company in connection with the Company’s business. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s Chief Executive Officer. As of the Effective Date, Executive shall continue to serve as a member of the Board. During Executive’s service as Chief Executive Officer, the Company shall use commercially reasonable efforts to cause the Executive to be nominated to stand for election to the Board at any meeting of stockholders of the Company during which any such election is held. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.

(c)Principal Office. Executive shall perform the services required by this Agreement from the Company’s principal corporate offices located in San Jose, California (“Primary Workplace”) and shall perform business travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.
    (d)    Exclusivity. Except with the prior written approval of the Board (which the Board may grant or withhold in the Board’s sole and absolute discretion), Executive shall devote Executive’s best efforts and full working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods. Notwithstanding the foregoing, Executive may, without violating this Section 1(d), (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Executive in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities, which can include, with the prior written approval from the Board, serving on boards, committees or similar bodies of charitable or nonprofit organizations; (iii) engage in other personal passive investment activities; or (iv) perform his obligations owed to Executive’s former employers to cooperate with and/or testify in litigation matters, internal investigations or administrative, regulatory or judicial proceedings; in each case, so long as such interests, activities or obligations do not, individually or in the aggregate, interfere with or otherwise prevent the performance of Executive’s duties and responsibilities hereunder or raise a conflict under the Company’s conflict of interest policies. Executive may also serve as a member of the board of directors or board of advisors of another organization provided (a) such organization is not a competitor of the Company; (b) Executive receives prior written approval from the Board; and (c) such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies.
2.Term. The period of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until Executive’s employment with the Company is terminated pursuant to Section 5. The phrase “Term” as used in this Agreement shall refer to the entire period of employment of Executive by the Company.
3.Compensation and Related Matters.
(a)Annual Base Salary. During the Term, Executive shall receive a base salary at the rate of $925,000 per year (as amended from time to time, the “Annual Base Salary”). The Annual Base Salary shall be subject to withholdings and deductions and paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the Board and/or the Compensation Committee of the Board, not less than annually.
(b)Annual Bonus. During the Term, Executive shall be eligible to receive a discretionary annual bonus based on Executive’s achievement of performance objectives established by the Board and/or its Compensation Committee, such bonus to be targeted at 100% of the Annual Base Salary and subject to the terms and conditions of the Company Bonus

Plan (the “Annual Bonus”). Any Annual Bonus approved by the Board and/or the Compensation Committee of the Board (which can be in an amount greater or less than the target bonus amount) shall be paid at the same time annual bonuses are paid to other executives of the Company generally and, in any event, by March 15 of the year following the year to which such Annual Bonus relates, subject to Executive’s continuous employment through the applicable payment date. Executive acknowledges and agreements that nothing contained herein confers upon Executive any right to the Annual Bonus in any year, and any Annual Bonus payment, including the amount thereof, will be determined by the Company in its sole good faith discretion. Notwithstanding the generality of the foregoing, for calendar year 2025, Executive shall be eligible for an Annual Bonus that is pro-rated to reflect his partial year of employment.
(c)Sign-On Bonus. Executive shall receive a sign-on bonus of $1,700,000, which includes, among other things, an amount intended to cover Executive’s estimated housing and commuting expenses for his first two years of employment and foregone bonus at Executive’s prior employer, subject to the terms herein. This bonus payment will be made within 30 days following the Effective Date and will be subject to applicable withholdings. If Executive is terminated by the Company for Cause or Executive resigns without Good Reason within twelve (12) months of the Effective Date, the Executive shall be obligated to repay to the Company an amount equal to the after-tax amount of a pro-rated portion of the sign-on bonus that had actually been paid to the Executive as of the Date of Termination, as defined below (using the marginal tax rates applicable to Executive) and Executive hereby agrees to permit the Company to withhold such amounts from any final paycheck, to the extent permitted by applicable law, and to repay any remaining portion within 30 days of the Date of Termination. The pro-rated portion that is required to be re-paid is based on a percentage equal to the number of days between the Date of Termination and the first anniversary of the Effective Date, divided by 365.
(d)Benefits. Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives and/or employees, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any particular plan or benefit. Executive shall be indemnified by the Company (and covered under a Company maintained directors and officers liability insurance policy) in accordance with the Indemnification and Advancement Agreement the Executive and Company have previously entered into (the “Indemnification Rights”). Executive shall have the right to establish and maintain a SEC Rule 10b5-1 trading plan, subject to the terms of the Company’s policies and any applicable regulations.
(e)Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time.

(f)Time Off. Executive will be entitled to time off in accordance with the Company’s time off policy, as in effect from time to time.
4.Equity Awards.
(a)Buy-Out Restricted Stock Units. In consideration of existing unvested equity awards forfeited by Executive from Executive’s current employer and subject to Executive providing the Company with reasonable documentation establishing such forfeiture, within 15 days after the Effective Date, the Company will grant to Executive an award (the “Buy-Out RSU Award”) of that number of restricted stock units (“RSUs”) calculated by dividing $7,500,000 by the average closing price on Nasdaq of the Company’s Common Stock over the trailing 30-day period ending immediately prior to the date of grant (the “Reference Value”), and rounding down to the nearest RSU. Each RSU shall constitute the contingent right to be issued one share of Company common stock upon vesting. The RSUs shall vest as to one-fourth (1/4th) of the total number of RSUs initially subject to the Buy-Out RSU Award on the first annual anniversary of the Effective Date and thereafter as to one twelfth (1/12th) of the remaining RSUs on each three-month anniversary date thereafter such that the RSUs will be fully vested on the fourth annual anniversary of the Effective Date, subject to Executive’s continuous service to the Company through the applicable vesting date. The Buy-Out RSU Award will be subject to the terms of the Company’s 2021 Equity Incentive Award Plan or an inducement plan that substantially replicates the 2021 Equity Incentive Award Plan (“Plan”) pursuant to which the RSUs are granted and an RSU agreement to be entered into between Executive and the Company. If all or any portion of the Buy-Out RSU Award is granted under an inducement plan, such award will be issued under a Form S-8 (or comparable registration statement) that was filed and effective with the Securities and Exchange Commission before the grant date. The Buy-Out RSU Award shall be settled with shares of the Company’s common stock within thirty (30) days following their date of vesting.
(b)Performance Stock Units. No later than March 31, 2026, the Company will grant to Executive an award (the “New-Hire PSU Award”) of that number of performance stock units (the “PSUs”) calculated by dividing $3,000,000 by the Reference Value, and rounding down to the nearest share. The number of shares issuable upon vesting of each PSU shall be determined using a pre-established formula on the same terms and conditions as PSU awards to be granted to other Company executives. The New-Hire PSU Award will otherwise be subject to the Plan and a PSU agreement to be entered into between Executive and the Company. The PSUs shall be settled with shares of the Company’s common stock within thirty (30) days following their date of vesting. If all or any portion of the New-Hire PSU Award is granted under an inducement plan, such award will be issued under a Form S-8 (or comparable registration statement) that was filed and effective with the Securities and Exchange Commission before the grant date.
(c)Options. Within 15 days after the Effective Date, the Company will grant to Executive a stock option award (the “New-Hire Option Award”) valued at $7,500,000 whereby the number of shares subject to the New-Hire Option Award shall be calculated using a Black-Scholes model (determined in collaboration with the Company’s outside compensation consultant and using the same methodology used for employee option grants generally) based on the Reference Value. The New-Hire Option Award shall vest with respect to one-fourth (1/4th) of the shares subject to the New-Hire Option Award on the one-year anniversary of the Effective Date, and one-forty eighth (1/48th) of the shares subject to the New-Hire Option Award on each subsequent one-month anniversary, thereafter, subject to Executive’s continuous service to the Company through the applicable vesting date. The New-Hire Option Award will otherwise be subject to the Plan and an option agreement to be entered into between Executive and the Company. If all or any portion of the New-Hire Option Award is granted under an inducement plan, such award will be issued under a Form S-8 (or comparable registration statement) that was filed and effective with the Securities and Exchange Commission before the initial vesting date.
(d)Future Eligibility. Executive shall be eligible for the additional grants of equity awards, including in respect of fiscal year 2026 and future years, as may be determined in the discretion of the Board or its Compensation Committee.
5.Termination.
(a)At-Will Employment. The Company and Executive acknowledge that Executive’s employment shall be at-will, as defined under applicable law. This means that it is not for any specified period of time and, subject to any ramification under Section 6 of this Agreement, can be terminated by Executive or by the Company at any time, with advance written notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 6 of this Agreement). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement.
(b)Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
6.Consequences of Termination.
(i)Payments of Accrued Obligations upon all Terminations of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within thirty (30) days after the date of the termination of Executive’s employment with the Company (the “Date of Termination”)

(or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3, (iii) any accrued but unused paid time-off, if applicable and owed to Executive, (iv) any Annual Bonus earned but unpaid as of the Date of Termination, and (v) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements. For the avoidance of doubt, any Equity Awards that are vested as of the Date of Termination shall not be forfeited or canceled on the Date of Termination except in accordance with the terms of the Company’s Compensation Recovery Policy effective as of date hereof or as otherwise required by law or the listing rules of the stock exchange upon which the Company’s securities are listed. Except as otherwise set forth in Sections 6(b) and (c), the payments and benefits described in this Section 6(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.
(ii)Severance Payments upon Covered Termination Outside a Change in Control Period. If, during the Term, Executive experiences a Covered Termination outside of a Change in Control Period (each as defined below), then in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of a waiver and release of claims agreement substantially in the form attached hereto as Exhibit A (the “Release”) that becomes effective and irrevocable in accordance with Section 10(d) and Executive’s continued compliance with this Agreement and the Confidentiality Agreement (as defined below), provide Executive with the following:
(a)The Company shall pay to Executive an amount equal to one and one-half (1.5) multiplied by Executive’s Annual Base Salary (disregarding any reduction that provided a basis for Good Reason). Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release becomes effective and irrevocable in accordance with Section 10(d).
(b)During the period commencing on the Date of Termination and ending on the eighteen (18) month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “Non-CIC COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the Non-CIC COBRA Period (or remaining portion thereof).
(c)The unvested portion of the Buy-Out RSU Award, if any, held by Executive as of the Date of Termination shall become fully vested as of the Termination Date. For the avoidance of doubt, any unvested portion of Executive’s outstanding equity awards, including any stock options, restricted stock awards, RSUs and any such awards subject to performance-based vesting (collectively, “Equity Awards”) will remain outstanding for three (3) months or until the occurrence of a Change in Control (whichever is earlier) so that any vesting acceleration benefits provided under Section 6(c) can be provided if a Change in Control occurs within three (3) months following the Date of Termination (provided that in no event will an option remain outstanding beyond the option’s maximum term final expiration date). In such case, except to the extent set forth in this paragraph in respect of the Buy-Out RSU Award, if no Change in Control occurs within three (3) months following Executive’s Date of Termination, any unvested portion of Executive’s Equity Awards automatically will be forfeited for no consideration.
(iii)Severance Payments upon Covered Termination During a Change in Control Period. If, during the Term, Executive experiences a Covered Termination during a Change in Control Period, then, in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable in accordance with Section 10(d) and Executive’s continued compliance with this Agreement and the Confidentiality Agreement (as defined below), provide Executive with the following:
(a)The Company shall pay to Executive an amount equal to three (3.0) multiplied by the sum of Executive’s Annual Base Salary and Executive’s target Annual Bonus (in each case disregarding any reduction to either that provided a basis for Good Reason). Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release becomes effective and irrevocable in accordance with Section 10(d).
(b)During the period commencing on the Date of Termination and ending on the thirty six (36) month anniversary thereof or, if earlier, the date on which

Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “CIC COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the CIC COBRA Period (or remaining portion thereof).
(c)Any unvested Equity Awards held by Executive as of the Date of Termination (A) that are solely subject to service-vesting conditions shall become fully vested and, if applicable, exercisable as of the Termination Date, and (B) that are subject to performance conditions shall remain outstanding and vest as of the end of the applicable performance period (with the attainment level under any performance-based vesting awards determined in accordance with the terms of the applicable award agreement provided that such attainment level shall be not less than target performance if the award is terminated upon the Change in Control), and all restrictions and rights of repurchase on such awards shall lapse accordingly.
(iv)No Other Severance. Except as otherwise approved by the Board, the provisions of this Section 6 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company. Notwithstanding anything herein to the contrary, the Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits paid first in time being recharacterized as payments pursuant to the Company’s statutory obligation.

(v)No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment or benefit provided for under this Agreement by seeking other employment or in any other manner. No amount that has been paid to or earned by the Executive pursuant to this Agreement shall be subject to offset, except (i) as provided for in this Agreement, (ii) in accordance with the terms of the Company’s Compensation Recovery Policy effective as of date hereof or as otherwise required by law or the listing rules of the stock exchange upon which the Company's securities are listed or (iii) by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive in connection with Employee’s termination of employment pursuant to any applicable legal requirement. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.
(vi)Definition of Cause. For purposes hereof, “Cause” shall mean any one of the following: (i) Executive’s commission of any material act of dishonesty which is materially injurious to the Company; (ii) Executive’s conviction of a felony or of any crime involving moral turpitude; (iii) Executive’s willful commission of any action that has caused or is reasonably expected to result in material harm to the business or the reputation of the Company (excluding any action taken in good faith); (iv) Executive’s willful and material violation of any duty or obligation owed by Executive to the Company which causes or is reasonably expected to cause material injury to the Company; (v) Executive’s material breach of any of his obligations under any written agreement or covenant with the Company, including but not limited to the Confidentiality Agreement, that is not cured within seven (7) days after written notice of such material breach is delivered to Executive by the Company; or (vi) Executive’s repeated refusal to substantially perform his assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or failure to achieve specified or desired performance goals or objectives). The term “Company” will be interpreted to include any subsidiary, parent or affiliate of the Company, as appropriate.
(vii)Definition of Change in Control. For purposes hereof, “Change in Control” shall have the meaning ascribed such term in the Company’s 2021 Equity Incentive Award Plan.
(viii)Definition of Change in Control Period. For purposes hereof, “Change in Control Period” shall mean the period commencing 3 months prior to a Change in Control and ending 12 months after such Change in Control.
(ix)Definition of Covered Termination. For purposes hereof, “Covered Termination” shall mean the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, and shall not include a termination due to Executive’s death or Disability.
(x)Definition of Disability. For purposes hereof, “Disability” means the disability of Executive caused by any physical or mental injury, illness, or incapacity as a result of which Executive is unable to effectively perform the essential functions of Executive’s duties, with or without reasonable accommodation, for a continuous period of more than 120 days or for any

180 days (whether or not continuous) within a 365 day period, as determined by an independent physician selected by the Board in good faith.
(xi)Definition of Good Reason. For purposes hereof, “Good Reason” means the occurrence of any of the following events or circumstances, without Executive’s prior written consent: (i) a reduction in title or reporting relationship or a material reduction in job duties, responsibilities or authority inconsistent with Executive’s position with the Company; (ii) a material reduction of Executive’s then current Annual Base Salary, representing a reduction of more than 5% of Executive’s then current Annual Base Salary; (iii) a material reduction in Executive’s target Annual Bonus opportunity; (iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; (v) the Company requiring that the Executive’s Primary Workplace be moved to a location that is outside the state of California; or (vi) the Company’s material breach of this Agreement (which for avoidance of doubt can occur before the Effective Date) or other written agreement with Executive; provided, that Executive gives written notice to the Company of the event forming the basis of the termination for Good Reason within 60 days after the initial occurrence of any such event, the Company fails to cure such basis for the Good Reason resignation within 30 days after receipt of Executive’s written notice and Executive terminates his employment within 90 days following the expiration of the foregoing cure period.
7.Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.
8.Miscellaneous Provisions.
(a)Confidentiality Agreement. Executive hereby affirms Executive’s obligations under the PROCEPT Employee Confidential Information and Invention Assignment Agreement entered into by and between Executive and the Company effective as of the Effective Date and attached hereto as Exhibit B (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive the termination of this Agreement and Executive’s employment with the Company for the applicable period(s) set forth therein. Notwithstanding the foregoing, in the event of any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.
(b)Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.
(c)Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(d)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other similar transmission method shall be deemed effective for all purposes.
(e)Entire Agreement. The terms of this Agreement, together with the Confidentiality Agreement and the agreements evidencing Executive’s equity awards, are intended by the Company and Executive to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s service to the Company. The Company and Executive further intend that this Agreement, together with the Confidentiality Agreement and the agreements evidencing Executive’s equity awards, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement, the Confidentiality Agreement or the agreements evidencing Executive’s equity awards. In the event of any conflict in terms between this Agreement and any other agreement between the Executive and the Company, the terms of this Agreement (including the exhibits to this Agreement) shall prevail and govern.
(f)Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(g)Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that, except as excluded herein, any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms or otherwise arising out of relationship of the Company and Executive, shall be resolved solely and exclusively by final and binding arbitration held in Santa Clara County, California through JAMS in conformity with California law and the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. All remedies available from a court of competent jurisdiction shall be available in the arbitration; provided, however, in the event of a breach of the Confidentiality Agreement, the Company may request relief from a court of competent jurisdiction if such relief is not available or not available in a timely fashion through arbitration as determined by the Company. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall award the prevailing Party attorneys’ fees and expert fees, if any. The other costs that are unique to arbitration, including the arbitration administrative fees, compensation and expenses, that would not be incurred in a court proceeding shall be borne by the Company, excluding any costs the Executive would have been required to pay in any court proceeding (including any filing fees).Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Company or Executive fail to comply with any of the obligations imposed on them under the Confidentiality Agreement, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of the Confidentiality Agreement, none of the parties shall raise the defense, without a good faith basis for raising such defense, that there is an adequate remedy at law. Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 8(g), they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or collective action or representative proceeding. Nothing herein shall limit Executive’s ability to pursue claims for workers compensation or unemployment benefits or pursue other claims which by law cannot be subject to mandatory arbitration.
(h)Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
(i)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
(j)Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, nothing in this Agreement or in the Confidentiality Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement or in the Confidentiality Agreement: (i) Executive shall not be in breach of this Agreement or in the Confidentiality Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
9.Golden Parachute Excise Tax.
(a)Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction

Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(b)Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 9(a). If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.
10.Section 409A.
(a)General. The intent of the Company and Executive is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including, without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; however, this Section

10(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.
(b)Separation from Service, Installments and Reimbursements. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 6 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(c)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
(d)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of the Release, (i)  if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 10(d), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 10(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 10(d)(ii), on the first payroll period to occur in the subsequent taxable year, if later.
11.Employee Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.
[Signature Page Follows]

The Company and Executive have executed this Agreement on the Execution Date with effectiveness on the Execution Date.

PROCEPT BIOROBOTICS CORPORATION
By: /s/ Thomas M. Prescott
Name: Thomas M. Prescott
Title: Chairperson of the Board of Directors
EXECUTIVE
By: /s/ Larry L. Wood
Name: Larry L. Wood